EXHIBIT 99.1

InnerWorkings Elects Julie Howard to Its Board of Directors

Eric Lefkofsky Retires from Board

CHICAGO, IL, October 26, 2012 -- InnerWorkings, Inc. (NASDAQ:INWK), a leading global marketing supply chain company, today announced that Julie M. Howard, Chief Executive Officer and Member of the Board of Directors of Navigant Consulting, Inc. (NYSE: NCI), was named to the Company’s Board of Directors, effective as of October 25, 2012.

“Julie is a highly accomplished executive, and we are delighted to have her on our board,” said Eric D. Belcher, InnerWorkings’ Chief Executive Officer. “As a veteran in the professional services industry and the chief executive of a global consulting firm, Julie’s experience and expertise are well-suited to support InnerWorkings’ strategy for future growth.”

“InnerWorkings continues to redefine how companies manage their printed brand materials while providing significant cost savings,” said Howard. “I feel I can provide meaningful insights as InnerWorkings continues to grow across the globe, and I’m honored to be joining the Board of Directors at such an exciting time in the Company’s history.”

Ms. Howard’s tenure with Navigant, which began in 1998, has been marked by rapid organic and acquisitive growth. In 2003, she was named Chief Operating Officer of Navigant, and she has served as President since 2006. In March 2012, she was appointed Chief Executive Officer and named to the Navigant Board of Directors. In addition to her responsibilities at Navigant, Ms. Howard is a member of the Board of Directors for Kemper Corporation and a member of the Foundation Board for Children’s Memorial Hospital. She is a founding member of the Women’s Leadership and Mentoring Alliance (WLMA).

In coordination with Ms. Howard’s addition to the Board of Directors, Eric Lefkofsky, a co-founder of InnerWorkings, is stepping down from the Board of Directors effective as of October 25, 2012, to devote more time to his early stage technology venture fund. “InnerWorkings is a remarkable company and it’s amazing how much progress the company has made over the past decade,” commented Lefkofsky. “I am a strong believer in the model and the world-class team Eric Belcher has assembled”

Belcher stated, "Eric’s been great to work with and we look forward to his continued support. I’m also excited to have Julie on the team going forward."

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global marketing supply chain company servicing corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, IL, employs approximately 1,200 individuals, and maintains 44 global offices. Among the many industries InnerWorkings services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities.

For more information visit: www.inwk.com.

CONTACT:

Patti Doyle

(312) 642-3700

pdoyle@inwk.com